EXHIBIT 10.51

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is entered into effective as of January 1, 2011 (the “Effective Date”), by and between NORTECH SYSTEMS INCORPORATED, a Minnesota professional corporation (“Sublessor”) and WINLAND ELECTRONICS, INC., a Minnesota corporation (“Sublessee”).

RECITALS

A.           Sublessor is the tenant under that certain Lease Agreement of even date herewith (the “Main Lease”) with Sublessee.

B.           Pursuant to the Main Lease, Sublessee has leased to Sublessor the Leased Premises (as defined in the Main Lease) its office and manufacturing facility (the “Building”) and improvements (collectively, the “Improvements”) located at 1950 Excel Drive, Mankato Minnesota, 5600, which Building and Improvements are hereinafter referred to as the “Main Lease Premises.”  The Building is a 58,000 square foot building consisting of 32,500 square feet of manufacturing space, 10,000 square feet of warehouse space and 15,500 square feet of office space.

C.           The parties mutually desire for Sublessee to sublease from Sublessor approximately 1,000 square feet of the Main Leased Premises to be designated by Sublessor and Sublessee (the “Sublease Premises”).

D.           Terms not otherwise defined herein shall have the meaning given them in the Main Lease.

PROVISIONS

In consideration of the mutual promises set forth in this Sublease Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Recitals.  The Recitals set forth above are incorporated into and made a substantive part of this Sublease Agreement.

2.           Main Lease.  The terms and conditions of the Main Lease, as they apply to the Sublease Premises, are incorporated into this Sublease Agreement by reference, except for those terms specifically excluded in this Sublease Agreement.  Sublessee acknowledges and agrees:

a.           That Sublessee is granted no greater or additional rights and/or privileges under this Sublease Agreement than Sublessor was granted as tenant under the Main Lease.

b.           The obligations, conditions and covenants of the Sublessee as landlord under the Main Lease shall remain the obligations, conditions and covenants of Sublessee, and Sublessor shall not be required to perform the same in the event of a default by Sublessee.

c.           Sublessor shall have all the rights and privileges of the Sublessee as landlord under the Main Lease, except Sublessor shall not be entitled to receive Rent payable under the Main Lease and except as herein otherwise specifically provided.

Sublessor and Sublessee mutually agree not to do or suffer or permit anything to be done which would result in a default under the Main Lease or cause the Main Lease to be terminated or forfeited.

3.           Sublease Premises.  Sublessor hereby subleases the Sublease Premises to Sublessee, subject to and together with the terms and conditions of this Sublease Agreement, and the applicable terms and conditions of the Main Lease.

4.           Term.  The term of this Sublease Agreement (the “Term”) shall be one (1) year commencing on the Effective Date (as defined in the Main Lease).

5.           Base Rent.  Beginning on the Effective Date (as defined in the Main Lease), Sublessee agrees to pay to Sublessor without demand, deduction or setoff, at $5.25 per square feet, or $437.50 per month.  Sublessee shall pay to Sublessor during the Term of this Sublease Agreement base monthly rent, on the fifth (5th) day of each and every month, without demand, deduction, or set-off, during the Term.  Each installment of base rent and any additional amounts due under this Sublease Agreement to be paid to Sublessor shall be paid by check, payable to the order of Sublessor (or such nominee as shall have been designated by Sublessor to receive such payment).  A pro rata portion of such monthly base rent shall be due for any partial calendar month during the Term, in proportion to the number of days of such calendar month falling within the Term.

6.           Condition of the Sublease Premises.  Sublessee agrees to accept the Sublease Premises in its as-is condition, provided that Sublessor shall use commercially reasonable efforts to enforce its rights under the Main Lease to ensure that the Sublease Premises is delivered in the condition required by the Main Lease.

7.           Insurance.  Sublessee shall maintain with respect to the Sublease Premises all insurance required to be maintained by Sublessor, as tenant, pursuant to the Main Lease .  The insurance policies maintained by Sublessee shall be subject to all provisions of the Main Lease to the extent applicable thereto.

8.           Indemnification; Waiver of Claims.  Sublessee agrees that it will indemnify and hold Sublessor and Sublessee (to the extent relating to the Sublease Premises) forever harmless as provided in the Main Lease, which indemnification and hold harmless shall also include any and all responsibility or liability which Sublessor may incur by virtue of this Sublease Agreement arising out of any failure of Sublessee in any respect to comply with and perform the requirements and provisions of the Main Lease as they relate to the Sublease Premises (except as expressly excepted in this Sublease Agreement) or this Sublease Agreement.

9.           Transfers.  Sublessee shall not assign or pledge this Sublease, further sublease all or any portion of the Sublease Premises, or otherwise transfer this Sublease or the Sublease Premises, without compliance with all requirements of the Main Lease.

10.           Alterations and Improvements.  Sublessee shall not make any alterations and improvements to the Sublease Premises without Sublessor’s prior written consent and full compliance with the terms and conditions of the Main Lease.

11.           Repair and Maintenance.  Sublessee shall at its own cost and expense repair and maintain all of the Sublease Premises in full compliance with the terms and conditions of the Main Lease.

12.           Default.  If any one or more of the following events occurs, Sublessee shall be deemed to be in default under this Sublease Agreement:

a.           Sublessee fails to pay, when due, any installment of Rent, for which Sublessee is responsible under this Sublease Agreement.

b.           Sublessee fails to keep, observe or perform any of the other non-monetary terms, covenants and conditions herein to be kept, observed and performed by Sublessee under this Sublease Agreement; provided, however, that Sublessee shall have five (5) days less than any applicable cure period under the Main Lease within which to cure the default in question.

If Sublessee is in default under any provision of this Sublease Agreement, Sublessor shall be entitled to exercise any and all of the rights and remedies provided to the Sublessee as landlord under the Main Lease, or otherwise available to lessors and/or sublessors under Minnesota law in the event of a default by a lessee and/or sublessee.

13.           Notices.  Sublessor shall immediately forward to the Sublessee copies of all billings, reports, written statements or notices received by Sublessor from Owner as landlord under the Main Lease to the extent related to the Sublease Premises.  Sublessee shall forward to Sublessor all reports and written statements required under the Main Lease in connection with the Sublease Premises or actions taken by Sublessee at least ten (10) days prior to the date such reports or written statements are due under the Main Lease.  Any notice which one party wishes or is required to give to the other party will be regarded as effective if in writing and delivered to such party in the manner provided under the Main Lease, addressed to the post-office address furnished by such party.

14.           Relationship of the Parties.  Nothing contained in this Sublease Agreement shall be deemed or construed by the parties, or by a third party, to create the relationship of principal and agent or of partnership or joint venture or of any association whatsoever between Sublessor and Sublessee.  It is hereby expressly understood and agreed that neither the method of computation of Rent, or any other provisions contained in this Sublease Agreement, nor any act or acts of the parties hereto, shall be deemed to create any relationship between Sublessor and Sublessee other than the relationship of Sublessor and Sublessee.

15.           Invalidity.  If any one or more of the provisions of this Sublease Agreement are adjudicated to be void or invalid, then the remaining provisions of this Sublease Agreement shall remain in full force and effect insofar as such remaining provisions are capable of execution.  Each covenant and agreement on the part of one party is understood and agreed to constitute an essential part of the consideration for each covenant and agreement on the part of the other party.

16.           Conditions.  This Sublease shall at all times be considered to be dependent on the existence of the Main Lease.  Any termination of the Main Lease shall result in an automatic termination of this Sublease Agreement, and neither party to this Sublease Agreement shall have any liability or responsibility to the other, except:  (i) for such liability as shall have accrued prior to such termination; and (ii) to whatever extent Sublessor is liable to the Sublessee under the Main Lease in the event the Main Lease is cancelled or terminated because of Sublessee’s actions, Sublessee shall remain liable to Sublessor.

17.           Successors and Assigns.  This Sublease Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the respective successors and assigns of the parties to this Sublease Agreement, subject to the restrictions imposed under this Sublease Agreement and the Main Lease relating to transfers.

18.           Non-Waiver.  A party’s failure to insist upon strict performance of any covenant of this Sublease Agreement or to exercise any option or right herein contained shall not be a waiver or relinquishment for the failure of such covenant, right or option, but the same shall remain in full force and effect.  Sublessor is specifically authorized to accept a partial payment of Rent or any other sum payable by Sublessee hereunder (no matter how such payment may be labeled or conditionally delivered) without such acceptance being deemed a waiver of the balance of the amount owed.

19.           General.  This Sublease Agreement shall be construed under the laws of the State of Minnesota.  Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Sublease Agreement shall be binding upon the parties unless reduced to writing and signed by both parties.  This Sublease Agreement may be separately executed as counterparts which shall be then read together and enforced.

IN WITNESS TO THIS SUBLEASE AGREEMENT, the parties have executed this Sublease Agreement effective as of the day and year first above-written.

SUBLESSOR:                                                                NORTECH SYSTEMS INCORPORATED

By:  /s/  Michael J. Degan

Its:  President and Chief Executive Officer

SUBLESSEE:                                                                WINLAND ELECTRONCIS, INC.

By:  /s/ Thomas J. de Petra

Its:  President and Chief Executive Officer